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Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

April 19, 1999

Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403


RE:  Opinion and Consent of Counsel
     Allianz Life Variable Account A

Dear Sir or Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-6 for the Individual Flexible Premium Variable Life Insurance Policies to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account A.

We are of the following opinions:

1. Allianz Life Variable Account A is a unit investment trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premium payments made by a Policy Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Policy Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By:/S/LYNN KORMAN STONE
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      Lynn Korman Stone